Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP, Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740
Jonathan Stanner
VP, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE

THURSDAY, APRIL 7, 2011

STRATEGIC HOTELS & RESORTS CLOSES ON THE SALE OF ITS INTEREST IN THE

PARIS MARRIOTT CHAMPS ELYSEES HOTEL

CHICAGO, IL – April 7, 2011 - Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that the Company has closed on the sale of its leasehold interest in the Paris Marriott Champs Elysees hotel for €29.2 million ($41.8 million). As part of the transaction, the Company also expects to receive an additional €11.6 million ($16.6 million) related to the release of the leasehold guarantee and other closing adjustments for total proceeds of €40.8 million ($58.4 million).

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms. For a list of current properties and for further information, please visit the company’s website at http://www.strategichotels.com/.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding our future financial results, stabilization in the lodging space, positive trends in the lodging industry and our continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: failure to complete and close on transactions; ability to obtain, refinance or restructure debt or comply with covenants contained in our debt facilities demand for hotel rooms in our current and proposed market areas; availability of capital; ability to obtain, refinance or restructure debt or comply with covenants contained in our debt facilities; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; economic conditions generally and in the real estate market specifically, including deterioration of economic conditions and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a manner consistent with our disposition strategy; risks related to natural

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Strategic Hotels & Resorts

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disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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